News Release

For Immediate Release:	For More Information,
January 29, 2008	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports
Fourth Quarter and Annual Earnings

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced fourth quarter net income today of $5,762,000, a 12.0% increase over the $5,144,000 recorded in the fourth quarter of 2006.  Diluted earnings per share for the fourth quarter of 2007 amounted to $0.40, an 11.1% increase over the $0.36 reported for the fourth quarter of 2006.

Net income for the year ended December 31, 2007 amounted to $21,810,000 or $1.51 per diluted share, compared to net income of $19,302,000, or $1.34 per diluted share, reported for 2006.  Results for 2006 include the write-off loss during the second and third quarters of a merchant credit card receivable amounting to $1,900,000, which had an after-tax impact of $1,149,000, or $0.08 per diluted share, on the Company’s earnings for 2006.

Key performance ratios for the three months ended December 31, 2007, include:

•	Annualized return on average assets of 1.04%
•	Annualized return on average equity of 13.01%
•	Annualized net charge-offs to average loans of 0.17%
•	Nonperforming assets to total assets at quarter end of 0.47%

The Company experienced strong balance sheet growth in 2007.  Total assets at December 31, 2007 amounted to $2.32 billion, 8.5% higher than a year earlier.  Total loans at December 31, 2007 amounted to $1.89 billion, an increase of $154 million, or 8.8%, from a year earlier.  Total deposits amounted to $1.84 billion at December 31, 2007, an increase of $143 million, or 8.4%, from a year earlier.  All of the loan and deposit growth in 2007 was internally-generated, as there were no acquisitions that were completed during the year.  Total shareholders’ equity amounted to $174.1 million at December 31, 2007, a 7.0% increase from a year earlier.

The growth in loans and deposits was the primary reason for increases in the Company’s net interest income when comparing the three and twelve month periods in 2007 to the comparable periods of 2006.  Net interest income for the fourth quarter of 2007 amounted to $20.6 million, a 7.1% increase over the $19.2 million recorded in the fourth quarter of 2006.  Net interest income for the twelve months ended December 31, 2007 amounted to $79.3 million, a 6.4% increase over the $74.5 million recorded in the same twelve month period in 2006.

The impact of the growth in loans and deposits on the Company’s net interest income was partially offset by declines in the Company’s net interest margin (tax-equivalent net interest income divided by average earning assets).  The Company’s net interest margin for the fourth quarter of 2007 was 3.98% compared to 4.05% for the fourth quarter of 2006.  The Company’s net interest margin for the twelve months ended December 31, 2007 was 4.00% compared to 4.18% for same period in 2006.

For the first three quarters of 2007, the lower net interest margins realized in 2007 compared to 2006 were caused primarily by deposit rates paid by the Company rising by more than loan and investment yields, which was associated with the flat interest rate yield curve that was prevailing in the marketplace.  The Company was also negatively impacted during that period by customers shifting their funds from low cost deposits to higher cost deposits as rates rose.  In the fourth quarter of 2007, the Company’s net interest margin was negatively impacted by the Federal Reserve lowering interest rates by a total of 100 basis points during the last four months of the year.  When interest rates are lowered, the Company’s net interest margin declines, at least temporarily, as most of the Company’s adjustable rate loans reprice downward immediately, while rates on the Company’s customer time deposits are fixed, and thus do not adjust downward until they mature.  For these same reasons, the Company expects its net interest margin to experience further compression as a result of the Federal Reserve lowering interest rates by 75 basis points on January 22, 2008.

The Company’s provision for loan losses did not vary significantly when comparing the three and twelve month periods in 2007 to the comparable periods of 2006.  The Company’s provision for loan losses for the fourth quarter of 2007 was $1,475,000 compared to $1,293,000 in the fourth quarter of 2006.  The provision for loan losses for the year ended December 31, 2007 was $5,217,000 compared to $4,923,000 for 2006.  Asset quality changes and loan growth are the most significant factors that impact the Company’s provision for loan losses.  Generally in 2007, the impact of unfavorable asset quality trends on the Company’s provision for loan losses was largely offset by lower loan growth experienced during the year compared to 2006.  The Company’s net charge-offs to average loans ratio was 0.16% for the year ended December 31, 2007 compared to 0.11% in 2006, while the ratio of nonperforming assets to total assets was 0.47% at December 31, 2007 compared to 0.39% a year earlier.  Net internal loan growth for 2007 was $154 million compared to $252 million for 2006.  Although the Company’s level of nonperforming assets increased in 2007, based on public information available, it remains more favorable than that of the Company’s peers.  According to Federal Reserve data, the ratio of nonperforming assets to total assets for all bank holding companies with between $1 billion and $3 billion in assets at September 30, 2007 (the most recent information available) was 0.75% compared to the Company’s ratio of 0.39% as of that same date.

Noninterest income amounted to $5,103,000 for the fourth quarter of 2007, a 25.8% increase from the $4,058,000 recorded in the fourth quarter of 2006.  Noninterest income for the twelve months ended December 31, 2007 amounted to $18,473,000, an increase of 29.1% from the $14,310,000 recorded in 2006.  The primary reason for the increase in fourth quarter noninterest income was a 36% increase in service charges on deposit accounts.  These higher service charges were primarily associated with the Company expanding the availability of its customer overdraft protection program in the fourth quarter of 2007 to include debit card purchases and ATM withdrawals.  Previously the overdraft protection program, in which the Company charges a fee for honoring payments on overdrawn accounts, only applied to written checks.  The positive variance in noninterest income for the twelve months ended December 31, 2007 compared to the same period in 2006 was also significantly impacted by a $1.9 million merchant credit card loss that the Company reserved for in the second and third quarters of 2006.

Noninterest expenses amounted to $15.0 million in the fourth quarter of 2007, an 8.1% increase over the $13.9 million recorded in the fourth quarter of 2006.  Noninterest expenses for the twelve months ended December 31, 2007 amounted to $57.6 million, an 8.2% increase from the $53.2 million recorded in 2006.  These increases in noninterest expenses are primarily attributable to costs associated with the Company’s overall growth in loans, deposits and branch network.  Since October 1, 2006, the Company has opened six full service bank branches.  Additionally, for the first time in many years, the Company began to again record FDIC insurance expense in the fourth quarter of 2007.  This was as a result of the FDIC recently beginning to charge for FDIC insurance again in order to replenish its reserves.  The Company recorded $100,000 in FDIC insurance expense in the fourth quarter of 2007 and expects that its FDIC insurance expense will be approximately $1 million in 2008.

The Company’s efficiency ratio (noninterest expense divided by the sum of tax-equivalent net interest income plus noninterest income – for this measure, a lower ratio is more favorable) was 58.09% during the fourth quarter of 2007 compared to 59.34% for the fourth quarter of 2006.  The Company’s efficiency ratio for the year ended December 31, 2007 was 58.57% compared to 59.54% for 2006.

During both 2006 and 2007, the Company’s effective tax rate was approximately 37%.

Jerry L. Ocheltree, President and Chief Executive Officer of First Bancorp, commented on today’s reported results, “I am pleased to report the Company’s solid performance in 2007.  We achieved good loan and deposit growth during the year, while also increasing our earnings over each of the last three successive quarters in 2007.  Although we are not immune to market conditions, I believe that the combination of having experienced regional executives along with our conservative lending and investing culture will help to insulate us from the types and extents of losses occurring in the industry.”

Mr. Ocheltree continued, “In 2007, we continued our growth plans by opening two new branches and also reaching an agreement to acquire a South Carolina based bank.   We opened new branches in Ocean Isle Beach and Asheboro, both of which are in North Carolina.  The Ocean Isle Beach branch represents our fifth branch along the coast, while our Asheboro branch operates under the trade name “Primer Banco” and provides bi-lingual services to the Hispanic population.  In July 2007, we announced an agreement to acquire Great Pee Dee Bancorp, Inc. based in Cheraw, South Carolina.  Sentry Bank and Trust, the operating subsidiary of Great Pee Dee Bancorp, has approximately $220 million in assets, with branch locations in Cheraw and Florence, South Carolina.  I look forward to welcoming John Long, President of Great Pee Dee Bancorp, along with his fine team of community bankers and all of their valued customers to our company.”

Mr. Ocheltree also noted the following corporate developments:

•	The Company’s acquisition of Great Pee Dee Bancorp, Inc. is expected to occur on April 1, 2008, with the conversion of Sentry Bank and Trust to First Bank occurring in May 2008.

•	The Company has applied for regulatory approval to open a branch in Fort Chiswell, Virginia, which is expected to open in the first quarter of 2008.

•	The Company recently added to its mortgage loan products the ability to offer FHA and VA loans to customers.

•	On November 28, 2007, the Company announced a quarterly dividend of 19 cents per share that was paid on January 25, 2008 to shareholders of record on December 31, 2007.

•	The Company made no stock repurchases during the fourth quarter of 2007. For the year ended December 31, 2007, the Company repurchased 27,000 shares at an average price of $19.41 per share.

First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $2.3 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 70 branch offices, with 63 branches operating in a twenty-one county market area in the central piedmont and coastal regions of North Carolina, 3 branches in Dillon County, South Carolina, and 4 branches in Virginia (Abingdon, Dublin, Radford, and Wytheville), where First Bank does business as First Bank of Virginia.  The Company also has a loan production office in Blacksburg, Virginia.  First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol FBNC.

Please visit our website at www.FirstBancorp.com.  For additional financial data, please see the attached Financial Summary.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp has filed a registration statement, which includes a proxy statement/prospectus, concerning the proposed merger with Great Pee Dee Bancorp, Inc. (“Great Pee Dee”) with the Securities and Exchange Commission (the “SEC”).  Shareholders of Great Pee Dee are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about First Bancorp and Great Pee Dee, at the SEC’s Internet site (http:://www.sec.gov).  Copies of the proxy statement/prospectus to be filed by First Bancorp also can be obtained, when available and without charge, by directing a request to First Bancorp, Attention: Anna Hollers, Investor Relations, P.O. Box 508, Troy, North Carolina, 27371, (910) 576-6171.

First Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Great Pee Dee in connection with the merger.  Information about the directors and executive officers of First Bancorp is set forth in First Bancorp’s most recent proxy statement filed with the SEC and available at the SEC’s Internet site and from First Bancorp at the address set forth in the preceding paragraph.  Additional information regarding the interests of those participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2007	2006	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$35,903	32,990
Interest on investment securities	1,857	1,650
Other interest income	554	630
Total interest income	38,314	35,270	8.6%
Interest expense
Interest on deposits	15,308	13,487
Other, primarily borrowings	2,443	2,585
Total interest expense	17,751	16,072	10.4%
Net interest income	20,563	19,198	7.1%
Provision for loan losses	1,475	1,293	14.1%
Net interest income after provision for loan losses	19,088	17,905	6.6%
Noninterest income
Service charges on deposit accounts	3,188	2,346
Other service charges, commissions, and fees	1,360	1,152
Fees from presold mortgages	286	273
Commissions from financial product sales	334	313
Data processing fees	52	49
Securities gains	-	-
Other gains (losses)	(117)	(75)
Total noninterest income	5,103	4,058	25.8%
Noninterest expenses
Personnel expense	8,700	7,638
Occupancy and equipment expense	1,965	1,791
Intangibles amortization	93	101
Other operating expenses	4,241	4,340
Total noninterest expenses	14,999	13,870	8.1%
Income before income taxes	9,192	8,093	13.6%
Income taxes	3,430	2,949	16.3%
Net income	$5,762	5,144	12.0%

Earnings per share - basic	$0.40	0.36	11.1%
Earnings per share - diluted	0.40	0.36	11.1%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$20,563	19,198
Tax-equivalent adjustment (1)	155	117
Net interest income, tax-equivalent	$20,718	19,315	7.3%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2007	2006	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$139,323	120,694
Interest on investment securities	7,014	6,231
Other interest income	2,605	2,282
Total interest income	148,942	129,207	15.3%
Interest expense
Interest on deposits	59,553	46,032
Other, primarily borrowings	10,105	8,639
Total interest expense	69,658	54,671	27.4%
Net interest income	79,284	74,536	6.4%
Provision for loan losses	5,217	4,923	6.0%
Net interest income after provision for loan losses	74,067	69,613	6.4%
Noninterest income
Service charges on deposit accounts	9,988	8,968
Other service charges, commissions, and fees	5,158	4,578
Fees from presold mortgages	1,135	1,062
Commissions from financial product sales	1,511	1,434
Data processing fees	204	162
Securities gains	487	205
Other gains (losses)	(10)	(2,099)
Total noninterest income	18,473	14,310	29.1%
Noninterest expenses
Personnel expense	33,670	30,678
Occupancy and equipment expense	7,604	6,866
Intangibles amortization	374	322
Other operating expenses	15,932	15,332
Total noninterest expenses	57,580	53,198	8.2%
Income before income taxes	34,960	30,725	13.8%
Income taxes	13,150	11,423	15.1%
Net income	$21,810	19,302	13.0%

Earnings per share - basic	$1.52	1.35	12.6%
Earnings per share - diluted	1.51	1.34	12.7%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$79,284	74,536
Tax-equivalent adjustment (1)	554	501
Net interest income, tax-equivalent	$79,838	75,037	6.4%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
PERFORMANCE RATIOS (annualized)
Return on average assets	1.04%	1.01%	1.02%	1.00%
Return on average equity	13.01%	12.20%	12.77%	11.83%
Net interest margin - tax equivalent (1)	3.98%	4.05%	4.00%	4.18%
Efficiency ratio - tax equivalent (1) (2)	58.09%	59.34%	58.57%	59.54%
Net charge-offs to average loans	0.17%	0.19%	0.16%	0.11%
Nonperforming assets to total assets (period end)	0.47%	0.39%	0.47%	0.39%

SHARE DATA
Cash dividends declared	$0.19	$0.19	$0.76	$0.74
Stated book value	12.11	11.34	12.11	11.34
Tangible book value	8.56	7.76	8.56	7.76
Common shares outstanding at end of period	14,377,981	14,352,884	14,377,981	14,352,884
Weighted average shares outstanding - basic	14,376,755	14,333,120	14,378,279	14,294,753
Weighted average shares outstanding - diluted	14,450,480	14,465,235	14,468,974	14,435,252
Shareholders’ equity to assets	7.51%	7.62%	7.51%	7.62%
Tangible equity to tangible assets	5.43%	5.34%	5.43%	5.34%

AVERAGE BALANCES (in thousands)
Total assets	$2,204,247	$2,030,366	$2,139,576	$1,922,510
Loans	1,872,983	1,713,803	1,808,219	1,623,188
Earning assets	2,063,972	1,893,969	1,998,428	1,793,811
Deposits	1,836,644	1,679,747	1,780,265	1,599,575
Interest-bearing liabilities	1,776,489	1,632,107	1,726,002	1,537,385
Shareholders’ equity	175,675	167,276	170,857	163,193

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)  Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)
	For the Three Months Ended
INCOME STATEMENT	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006

Net interest income - tax equivalent (1)	$20,718	20,313	19,818	18,990	19,315
Taxable equivalent adjustment (1)	155	136	140	124	117
Net interest income	20,563	20,177	19,678	18,866	19,198
Provision for loan losses	1,475	1,299	1,322	1,121	1,293
Noninterest income	5,103	4,277	4,857	4,236	4,058
Noninterest expense	14,999	13,941	14,510	14,130	13,870
Income before income taxes	9,192	9,214	8,703	7,851	8,093
Income taxes	3,430	3,471	3,284	2,965	2,949
Net income	5,762	5,743	5,419	4,886	5,144

Earnings per share – basic	0.40	0.40	0.38	0.34	0.36
Earnings per share – diluted	0.40	0.40	0.37	0.34	0.36

(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 4

PERIOD END BALANCES ($ in thousands)	December 31, 2007	September 30, 2007	December 31, 2006	One Year Change
Assets	$2,317,249	2,284,263	2,136,624	8.5%
Securities	151,754	153,390	143,086	6.1%
Loans	1,894,295	1,838,346	1,740,396	8.8%
Allowance for loan losses	21,324	20,631	18,947	12.5%
Intangible assets	51,020	51,113	51,394	(0.7%)
Deposits	1,838,277	1,818,908	1,695,679	8.4%
Borrowings	242,394	233,013	210,013	15.4%
Shareholders’ equity	174,070	170,770	162,705	7.0%

	For the Three Months Ended
YIELD INFORMATION (annualized)	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006

Yield on loans	7.61%	7.79%	7.76%	7.67%	7.64%
Yield on securities - tax equivalent (1)	5.27%	5.07%	5.31%	5.26%	5.11%
Yield on other earning assets	5.56%	5.66%	5.76%	5.97%	5.82%
Yield on all interest earning assets	7.39%	7.54%	7.53%	7.46%	7.41%

Rate on interest bearing deposits	3.78%	3.89%	3.84%	3.78%	3.65%
Rate on other interest bearing liabilities	5.64%	6.16%	6.02%	6.03%	6.19%
Rate on all interest bearing liabilities	3.96%	4.10%	4.06%	4.02%	3.91%

Interest rate spread - tax equivalent (1)	3.43%	3.44%	3.47%	3.44%	3.50%
Net interest margin - tax equivalent (2)	3.98%	4.00%	4.03%	3.97%	4.05%

Average prime rate	7.53%	8.18%	8.25%	8.25%	8.25%

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006

Nonaccrual loans	$7,807	6,941	6,457	5,871	6,852
Restructured loans	6	7	7	8	10
Accruing loans > 90 days past due	-	-	-	-	-
Total nonperforming loans	7,813	6,948	6,464	5,879	6,862
Other assets – primarily other real estate	3,042	2,058	1,830	2,351	1,539
Total nonperforming assets	$10,855	9,006	8,294	8,230	8,401
Net charge-offs to average loans - annualized	0.17%	0.17%	0.16%	0.14%	0.19%
Nonperforming loans to total loans	0.41%	0.38%	0.36%	0.33%	0.39%
Nonperforming assets to total assets	0.47%	0.39%	0.38%	0.38%	0.39%
Allowance for loan losses to total loans	1.13%	1.12%	1.12%	1.10%	1.09%